Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated September 12, 2006, shall become effective upon the consummation of the merger contemplated by the Agreement and Plan of Merger referenced below (the “Effective Date”), and is entered into by and between HEALTH CARE REIT, INC., a Delaware corporation (the “Corporation”), and FRED S. KLIPSCH (the “Consultant”).

WHEREAS, the Consultant serves as an executive officer of Windrose Medical Properties Trust (the “Trust”), which is the sole general partner of Windrose Medical Properties L.P. (the “LP”);

WHEREAS, the Corporation and certain of its subsidiaries, simultaneously with the execution of this Agreement, are entering into an Agreement and Plan of Merger with the Trust and the LP (“Merger Agreement”) providing for the merger of the Company into a wholly owned subsidiary of the Corporation and the merger of a wholly owned subsidiary of the Corporation into the LP (collectively, the “Mergers”);

WHEREAS, effective as of the Effective Date, the Corporation wishes to assure itself of the services of the Consultant for the period provided in this Agreement, and has required that the effectiveness and closing of the Mergers are conditioned upon this Agreement being in effect at the Effective Date; and

WHEREAS, the Consultant is willing to provide services to the Corporation for such period upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:

1.	CONSULTING SERVICES.

Effective as of the Effective Date, the Corporation retains the Consultant as Vice Chairman of the Corporation, and the Consultant agrees to perform such services as the parties mutually agree that are customarily performed by such officer in a publicly traded corporation, upon the terms and conditions herein contained. In such capacity, the Consultant shall report to the Chairman and Chief Executive Officer of the Corporation.

Throughout the Term of this Agreement, the Consultant shall devote his best efforts to the business and affairs of the Corporation and shall devote such time to the performance of the duties described herein as the parties mutually agree. The Corporation acknowledges that the Consultant has an ownership interest in, and management responsibilities with, Klipsch Group Inc., and may have other positions, duties and responsibilities involving the Klipsch Group, Inc. that are permissible in all respects hereunder.

2.	TERM OF AGREEMENT.

The term of this Agreement (“Term”) shall be for two years beginning on the Effective Date and expiring on the day before the second anniversary of the Effective Date.

Notwithstanding the foregoing, the Corporation or the Consultant shall be entitled to terminate this Agreement before the Term expires, as described in Section 5, subject to a continuing obligation to make any payments required under Section 5 below.

3.	COMPENSATION.

(a) Retention Bonus.  The Consultant shall receive a retention bonus on the later of (x) the Effective Date or (y) January 2, 2007 of (i) $975,500 plus (ii) shares of the Corporation’s common stock having a value of $930,000 (“Initial Stock Award”) based on the closing price of the Corporation’s common stock as of the Effective Date. All such shares shall be fully vested on the Effective Date and shall be fully registered under state and federal securities laws and approved for listing on the New York Stock Exchange so as to be freely tradable by the Consultant at the time of receipt; provided, however, that (x) until the first anniversary of the payment of the retention bonus, no portion of the stock granted as part of the Initial Stock Award may be sold and (y) until the second anniversary of the payment of the retention bonus, no more than one-half of the stock granted as part of the Initial Stock Award may be sold.

(b) Base Fee.  The Consultant shall receive a base consulting fee (“Base Fee”) during the Term as follows, payable in equal semi-monthly installments in a manner consistent with the Corporation’s customary practice for payroll payments:

Year	Annual Base Fee

Year 1	$350,000
Year 2	$250,000

(c) Performance Bonus.  The Consultant shall also be eligible to receive a bonus (“Performance Bonus”) from the Corporation each fiscal year during the Term. The amount of the Performance Bonus shall be determined by the Compensation Committee of the Corporation’s Board, using such performance measures as the Compensation Committee deems to be appropriate; provided, however, that the target amount of such Performance Bonus for 2007 and 2008 shall be between 60% and 120% of the Consultant’s Base Fee.

(d) Cash Payment.  On the later of (x) the Effective Date and (y) January 2, 2007, the Corporation will pay to the Consultant, in cash, the amount of $1,680,000, which amount shall be in lieu of the cash payments payable to the Consultant upon a change of control under (i) the Change of Control Severance Agreement dated August 1, 2002 between the Consultant and the Trust and the LP or (ii) the Employment Agreement dated February 21, 2005 between the Consultant and the Trust and the LP (other than payment of (A) any accrued but unpaid salary through the Effective Date, (B) any bonus that has been earned but which remains unpaid as of the Effective Date and (C) reimbursement of any expenses that the Consultant incurred on behalf of the Trust or the LP, all of which shall continue to be payable to the Consultant by the Trust and the LP).

(e) 2006 Bonus.  Notwithstanding anything herein to the contrary, and in addition to any other payments described herein, if not paid by the Trust or the LP prior to the Effective Date, the Corporation shall pay to the Consultant, not later than the later of the Effective Date or March 31, 2007, the cash amount of $210,000, representing the full amount of the Consultant’s bonus for 2006 from the Trust and the LP in accordance with the bonus criteria for the Consultant in place for the 2006 fiscal year.

4.	BUSINESS EXPENSES.

The Corporation shall reimburse the Consultant for all reasonable expenses he incurs in promoting the Corporation’s business, including expenses for travel (including first class air travel) and similar items, upon presentation by the Consultant from time to time of an itemized account of such expenditures.

5.	PAYMENTS UPON TERMINATION.

(a) Termination.  If the Consultant’s services are terminated by the Corporation or the Consultant terminates providing services to the Corporation before the end of the Term, for any reason other than death or disability, the Consultant shall be entitled to receive his Base Fee accrued through the date of termination, plus any Performance Bonuses earned but unpaid with respect to fiscal years or other periods (including partial fiscal years) preceding the termination date.

The Corporation shall also be obligated to make a series of monthly severance payments to the Consultant for each month during the remainder of the Term. Each monthly payment shall be equal to the Consultant’s monthly Base Fee during the balance of the Term and shall be paid at such time as the monthly Base Fee would otherwise be payable.

In addition, the Corporation shall make the eight consecutive quarterly payments to the Consultant described in Section 7, with the first such payment commencing on the date of termination.

(b) Disability.  The Corporation shall be entitled to terminate this Agreement, if the Board determines that the Consultant has been unable to attend to his duties for at least 90 days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Consultant from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Consultant shall be entitled to receive his Base Fee accrued through the date of termination, plus any Performance Bonuses earned but unpaid with respect to fiscal years or other periods (including partial fiscal years) preceding the termination date. In addition, the Corporation shall make a series of monthly disability payments to the Consultant, each equal to his monthly Base Fee, during the balance of the Term (provided that in no event will the Consultant fail to receive, in each month during the Term, an amount equal to the monthly Base Fee). Payment of such disability benefit shall commence with the month following the date of the termination by reason of permanent disability and shall continue each month for the remainder of the Term, but shall terminate at an earlier date if the Consultant returns to active service as a consultant to the Corporation. Any amounts payable under this Section 5(b) shall be reduced by any amounts paid to the Consultant under any long-term disability plan or other disability program or disability insurance policies maintained or provided by the Corporation.

(c) Death.  If the Consultant dies during the Term, the Corporation shall pay to the Consultant’s estate a lump sum payment equal to the sum of the Consultant’s Base Fee accrued through the date of death, plus any Performance Bonus earned but unpaid with respect to fiscal years or other periods (including partial fiscal years) preceding the date of death. In addition, the Corporation shall pay to the Consultant’s surviving spouse (or such other beneficiary as the Consultant may designate in writing) a lump sum payment equal to the present value of (i) the monthly Base Fee that would have been paid during the remainder of the Term plus (ii) the sum of the payments described in the third paragraph of Section 7 if the Consultant’s services terminate for a reason other than death. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in The Wall Street Journal (or similar publication) for the date of death. In addition, stock options, restricted stock or other awards held by the Consultant under the Corporation’s stock plans shall become fully vested, and, in the case of stock options, exercisable in full, in accordance with the terms of the applicable plan or plans.

(d) Section 409A.  This Section 5(d) applies if any benefit or payment under this Agreement that is payable on account of termination of the Consultant’s employment is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Consultant is a “specified employee” (as defined in Section 409A of the Code). In that event, any such benefit or payment that is payable on account of the Consultant’s termination of service shall begin to be paid on the first day of the seventh month beginning after the Consultant’s termination of employment. The first payment of such benefit or payment shall include the amount that would have been paid following the Consultant’s termination of employment and on or before such first payment but for the requirement of the preceding sentence.

6.	PROTECTION OF CONFIDENTIAL INFORMATION.

The Consultant shall keep all confidential and proprietary information of the Corporation or relating to its business confidential, and he will not (except with the Corporation’s prior written consent), while providing services to the Corporation or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.” The Consultant shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Corporation) under any circumstances during or after the Term. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Corporation or is otherwise in the public domain at the time of disclosure.

The Consultant recognizes that because his services to the Corporation may bring him into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 6 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Consultant.

7.	COVENANT NOT TO COMPETE.

The Corporation and the Consultant acknowledge and agree that as a former executive officer of the Trust, the Consultant has knowledge and experience in the business of the Trust and that the limitations on the Consultant’s activities and the payments described in this Section 7 are reasonable and appropriate. The Consultant shall not, either during the Term or during the period of two years from the time the Consultant’s services under this Agreement are terminated for any reason, engage in any business activities on behalf of any enterprise which competes with the Corporation in the business of the passive ownership of senior housing or health care facilities, or passive investing in or lending to senior housing or health care-related enterprises, including, without limitation, medical office buildings, hospitals of any kind, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, active adult projects or any similar types of facilities or projects. The Consultant will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, trustee, consultant, agent, partner, proprietor or other participant; provided that the ownership of no more than 2% of the stock of a publicly traded entity engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

The Consultant shall not, for a period of two years from the time his services under this Agreement cease (for whatever reason), solicit any employee or full-time consultant of the Corporation for the purposes of hiring or retaining such employee or consultant other than Daniel R. Loftus, in his capacity as an attorney. Notwithstanding the foregoing, the Consultant may solicit, hire or retain either Daniel R. Loftus or Paula Conroy at any time after they cease to be employed by the Corporation.

In consideration for compliance with this covenant, the Consultant will receive a payment of $75,000 each quarter with the first quarterly payment commencing on the date the Consultant’s services are terminated under this Agreement for any reason, including expiration of the Term or disability (but not death) and continuing for seven consecutive quarters thereafter, for a total of eight consecutive quarterly payments.

Notwithstanding the provisions of any other agreement between the Consultant and the Trust, the LP or any of their affiliates, including but not limited to Sections 7 and 8 of the Employment Agreement dated February 21, 2005 between the Consultant and the Trust and the LP, the parties agree that the provisions of any such other agreement that purport to restrict the business, employment or investment activities of the Consultant or impose confidentiality obligations on the Consultant shall be null and void and of no further force and effect as of the Effective Time and thereafter the provisions of Section 6 and this Section 7 shall be the sole provisions relating to restriction on the business, employment or business, the Trust, the LP activities or confidentiality obligations binding upon the Consultant or enforceable by the Corporation or any of their subsidiaries or affiliates.

8.	INJUNCTIVE RELIEF.

The Consultant acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 6 and 7 of this Agreement. Accordingly, the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Consultant, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

9.	NOTICES.

All notices or communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

If to the Corporation:

Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
Attention: Chief Executive Officer

If to the Consultant:

Fred S. Klipsch
Windrose Medical Properties Trust
3502 Woodview Trace, Suite 210
Indianapolis, Indiana 46268

The actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

10.	SEPARABILITY.

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

11.	ASSIGNMENT.

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Consultant and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Consultant. The Corporation may assign this Agreement with prior written notice to the Consultant, but such assignment shall not release the Corporation from any liability hereunder.

12.	ENTIRE AGREEMENT.

This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation, the LP or the Trust and the Consultant, including the Change of Control Severance Agreement dated on or about August 16, 2002 and the Confidentiality Agreement dated on or about August 16, 2002 among the Consultant and the Trust and the LP. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

13.	GOVERNING LAW.

This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Ohio, other than the conflict of laws provisions of such laws.

14.	SURVIVAL.

Sections 5, 6, 7, 8, 10, 12, 13 and 15 shall survive any expiration or termination of this Agreement.

15.	EXCISE TAX INDEMNIFICATION.

The Consultant shall be entitled to a payment or payments under this Section 15 if any payment or benefit provided under this Agreement or any other plan, agreement or arrangement with the Corporation, the Trust, the LP or any of their affiliates constitutes an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code, but without regard to Section 280G(b)(2)(A)(ii) of the Code) and the Consultant incurs a liability under Section 4999 of the Code. The amount payable to the Consultant under this Section 15 shall be the amount required to indemnify the Consultant and hold him harmless from the application of Sections 280G and 4999 of the Code, together with any interest or penalties related thereto, with respect to benefits, payments, accelerated exercisability and vesting and other rights under this Agreement or otherwise, and any income, employment, hospitalization, excise and other taxes and penalties attributable to the indemnification payment. The benefit payable under this Section 15 shall be calculated and paid not later than the date (or extended filing date) on which the tax return reflecting liability for the excise tax under Section 4999 of the Code is required to be filed with the Internal Revenue Service. To the extent that any other plan, agreement or arrangement requires that the Consultant be indemnified and held harmless from the application of Sections 280G and 4999 of the Code, any such indemnification and the amount required to be paid to the Executive under this Section 15 shall be coordinated so that such indemnification is paid only once and the obligations of the Corporation, the Trust, the LP or any of their affiliates shall be satisfied to the extent of any such other payment (and vice versa).

The Consultant and the Corporation agree that the application of Sections 280G and 4999 of the Code may not be clear in all cases. The Consultant agrees that the Company may take the position that all or part of a payment or payments are not “excess parachute payments” (as defined above) and do not result in liability under Section 4999 of the Code. The Consultant agrees that his individual tax returns will be prepared in a manner that is consistent with the Corporation’s position on such matters if the Consultant’s professional tax preparer concludes, in his or her professional opinion, that the Corporation’s position is reasonable based on published rulings, regulations and other authority. If the Consultant’s individual income tax return is prepared in accordance with the preceding sentence, i.e., in a manner consistent with the Corporation’s position, then (in addition to any benefit payable under the preceding paragraph) the Corporation shall indemnify the Consultant, and hold him harmless, from any liability for tax, penalty, interest or otherwise arising from the position stated on the Consultant’s individual income tax return related to the application of Section 280G or 4999 of the Code to payments from the Corporation, the Trust, the LP or any of their affiliates. If the Consultant’s professional tax preparer does not agree that the Corporation’s position is reasonable based on published rulings, regulations and other authority, then the Consultant’s individual tax return will reflect any liability under Section 4999 of the Code that such professional tax preparer determines is appropriate and the Corporation shall indemnify the Consultant and hold him harmless in accordance with the preceding paragraph.

16.	INDEMNIFICATION.

From and after the Effective Date, the Corporation hereby agrees to indemnify, defend and hold harmless the Consultant from and against any claim, loss, damage, liability or expense to which the Consultant shall become subject, under any agreement, common law or otherwise, arising out of or based upon any guaranty executed by the Consultant in favor of Wells Fargo, as Trustee, in connection with the Mount Vernon, Georgia facility.

IN WITNESS WHEREOF, this Agreement is executed by the Corporation and the Consultant as of the date set forth above and effective as of the Effective Date.

Attest:	HEALTH CARE REIT, INC.

/s/ Erin C. Ibele	By: /s/ George L. Chapman Chief Executive Officer

Witness:	CONSULTANT:

/s/ Erin C. Ibele	By: /s/ Fred S. Klipsch Fred S. Klipsch